Exhibit 5.2

March 7, 2022

Redwood Trust, Inc.

One Belvedere Place, Suite 300

Mill Valley, California 94941

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Redwood Trust, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the sale and issuance from time to time of shares (the "Shares") of Common Stock, $0.01 par value per share (the "Common Stock"), of the Company having an aggregate offering price of up to $175,000,000, covered by the above-referenced Registration Statement, and all amendments related thereto (the "Registration Statement"), filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). The Shares may be issued from time to time in an at-the-market public offering (the "Offering") pursuant to a Distribution Agreement, dated as of March 4, 2022 (the "Distribution Agreement"), by and among the Company, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, JMP Securities LLC, Nomura Securities International, Inc. and Mischler Financial Group, Inc.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

1.            The Registration Statement and the Prospectus included therein;

2.            The Prospectus Supplement, dated March 7, 2022 (the "Prospectus Supplement"), in the form filed by the Company with the Commission pursuant to Rule 424(b) under the 1933 Act;

3.            The charter of the Company (the "Charter"), certified by the State Department of Assessments and Taxation of Maryland (the "SDAT");

4.            The Amended and Restated Bylaws of the Company, as amended, certified as of the date hereof by an officer of the Company;

5.            A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Redwood Trust, Inc.

March 7, 2022

6.            Resolutions (the "Resolutions") adopted by the Board of Directors of the Company (the "Board"), relating to, among other things, the authorization of (a) the registration, sale and issuance of the Shares, (b) the execution, delivery and performance by the Company of the Distribution Agreement, (c) the authorization of a pricing committee of the Board (the "Pricing Committee") and the delegation thereto of the power to set the minimum price of any Shares to sold in the Offering, and (d) the delegation to designated officers of the Company (the "Authorized Officers") of the power to determine the number and price of the Shares and certain other matters in connection with the registration, sale and issuance of the Shares, subject to the Resolutions and any action of the Pricing Committee, certified as of the date hereof by an officer of the Company;

7.            The Distribution Agreement;

8.            A certificate executed by an officer of the Company, dated as of the date hereof; and

9.            Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.            Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.            Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.            Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.            All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Redwood Trust, Inc.

March 7, 2022

5.            The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article XI of the Charter.

6.            Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

7.            Prior to the issuance of any Shares, (a) the Board or the Pricing Committee will set the minimum price of any Shares to be sold in the Offering and (b) the Board, a duly authorized committee of the Board or an Authorized Officer will determine the price and certain other terms of issuance of such Shares in accordance with and not in violation of the Maryland General Corporation Law (the “MGCL”), the Charter, the Bylaws, the Registration Statement and the Resolutions and any action of the Pricing Committee (the “Corporate Proceedings”).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.            The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.            The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Corporate Proceedings, the Distribution Agreement, Resolutions, the Registration Statement and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Redwood Trust, Inc.

March 7, 2022

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Offering (the "Current Report"). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP